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          May 23, 2023

       J.D. Tarry
       Chief Executive Officer
       PUBLIC SERVICE COMPANY OF NEW MEXICO
       414 Silver Ave. SW
       Albuquerque, NM 87102-3289

                                                        Re: PUBLIC SERVICE
COMPANY OF NEW MEXICO
                                                            Registration
Statement on Form S-3
                                                            Filed May 16, 2023
                                                            File No. 333-271969

       Dear J.D. Tarry:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Daniel Morris, Legal
       Branch Chief, at (202) 551-3314 with any questions.




          Sincerely,


          Division of Corporation Finance

          Office of Energy & Transportation
       cc:                                              Leonard D. Sanchez,
Esq.